Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Yuma Energy, Inc. for the year ended December 31, 2015, of our report dated February 19, 2016, with respect to estimates of reserves and future net revenue of Yuma Energy, Inc., as of December 31, 2015, and to all references to our firm included in this Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC. By: /s/ C.H. (Scott) Rees III C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas
March 29, 2016